Exhibit (e)(2)(i)

STERLING CAPITAL FUNDS

FIRST AMENDMENT TO THE DISTRIBUTION AGREEMENT

THIS FIRST AMENDMENT is made as of August 24, 2017 by and among Sterling Capital Distributors, LLC, a Delaware limited liability company (the “Distributor”), Sterling Capital Funds, a Massachusetts business trust (the “Trust”), and Sterling Capital Management LLC, an investment adviser registered with the Securities and Exchange Commission (the “Adviser”).

RECITALS

WHEREAS, the Distributor, the Trust, and the Adviser entered into the certain Distribution Agreement, dated May 31, 2017 (as may be amended or restated in the future, the “Agreement”), pursuant to which the Distributor serves as principal underwriter and distributor for the investment portfolios of the Trust identified on Exhibit A thereto; and

WHEREAS, in accordance with Section 16 of the Agreement, the Distributor, the Trust, and the Adviser wish to amend Exhibit B to reflect the addition of Class R6 Shares to each investment portfolio of the Trust identified on Exhibit A thereto.

NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter contained, the parties hereby agree as follows:

1.        Exhibit B to the Agreement is hereby superseded and replaced with the Exhibit B attached hereto.

2.        Miscellaneous.

(a)      Section headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.

(b)      This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

(c)      Except as provided in this Amendment, the provisions of the Agreement remain unchanged and in full force and effect.

(d)      The names “Sterling Capital Funds” and “Trustees of Sterling Capital Funds” refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under an Agreement and Declaration of Trust dated as of February 1, 2011, as amended, to which reference is hereby made and a copy of which is on file at the Office of the Secretary of the Commonwealth of the Commonwealth of Massachusetts and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of “Sterling Capital Funds” entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders or representatives of the Trust personally, but bind only the assets of the Trust, and all persons dealing with any series of shares of the Trust

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Exhibit (e)(2)(i)

must look solely to the assets of the Trust belonging to such series for the enforcement of any claims against the Trust.

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Exhibit (e)(2)(i)

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

STERLING CAPITAL DISTRIBUTORS, LLC

By: /s/ Mark A. Fairbanks
Name: Mark A. Fairbanks
Title: Vice President

STERLING CAPITAL FUNDS

By: /s/ Todd M. Miller
Name: Todd M. Miller
Title: Treasurer and Secretary

STERLING CAPITAL MANAGEMENT LLC

By: /s/ Scott Haenni
Name: Scott Haenni
Title: Chief Operating Officer

Exhibit (e)(2)(i)

EXHIBIT B

Compensation

SALES LOADS*:

1.     With respect to Class A Shares (i) that part of the sales charge which is retained by the Distributor after reallowance of discounts to dealers as set forth, if required, in the Registration Statement, including the Prospectus, filed with the SEC and in effect at the time of the offering, as amended.

2.     With respect to Class C Shares (i) that part of any front-end sales charge which is retained by the Distributor after allowance of discounts to dealers as set forth, if required, in the Registration Statement, including the Prospectus, filed with the SEC and in effect at the time of the offering, as amended, and (ii) the contingent deferred sales charge payable with respect to Class C Shares sold through the Distributor as set forth in the Registration Statement, including the Prospectus, filed with the SEC and in effect at the time of sale of such Class C Shares.

3.     With respect to Class I Shares, if any, the Distributor shall not be entitled to any compensation.

4.     With respect to Class T Shares (i) that part of the sales charge which is retained by the Distributor after reallowance of discounts to dealers as set forth, if required, in the Registration Statement, including the Prospectus, filed with the SEC and in effect at the time of the offering, as amended.

5.     With respect to Class R6 Shares, if any, the Distributor shall not be entitled to any compensation.

6.     With respect to any future Class of Shares, the Distributor shall be entitled to such consideration as the Fund and the Distributor shall agree at the time such Class of Shares is established.

*All Sales Loads received by the Distributor shall be held to be used solely for distribution-related expenses and shall not be retained as profit.

12b-1 PAYMENTS:

The Client will provide the Distributor with all plans of distribution under Rule 12b-1 under the 1940 Act approved by the Funds and in effect (collectively, the “Distribution Plan”). If the Funds have a Board approved Distribution Plan that authorizes them to compensate and reimburse the Distributor for distribution services, then the Funds shall be responsible for all compensation and reimbursements pursuant to this Agreement, or such portions thereof as are authorized under the Distribution Plan. Any amounts not payable by the Funds (including, without limitation, amounts that are not authorized or permitted under the Distribution Plan) shall be paid by the Adviser out of its own assets.